As filed with the Securities and Exchange Commission on October 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Lytus Technologies Holdings PTV. Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
Unit 504, Building 3 Studio City Dubai, United Arab Emirates (Address of Principal Executive Offices) +91-981985321 (Registrant’s telephone number, including area code)

Lytus Technologies Holdings PTV. Ltd. 2023 Employee Incentive Plan

(Full title of the plan)

CCS Global Solutions, Inc.

530 Seventh Avenue, Suite 508

New York, NY 10018

(315) 930-4588

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

David E. Danovitch, Esq.

Michael DeDonato, Esq.
Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Tel: 212-660-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Lytus Technologies Holdings PTV. Ltd. (the “Registrant”) pursuant to General Instruction E of Form S-8 for the purpose of registering an aggregate of 1,000,000 additional common shares, par value $0.01 per share (“common shares”) issuable under the 2023 Employee Incentive Plan of the Registrant, as amended (the “2023 Plan”). On September 29, 2025, the board of directors of the Registrant approved an increase in the number of common shares issuable under the 2023 Plan from 10,000,000 to 110,000,000, of which 1,000,000 common shares are being registered hereby. This Registration Statement hereby incorporates by reference the contents of the Registrant’s previous registration statements on Form S-8 filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 22, 2023 and September 13, 2024 (Registration Nos. 333-275730 and 333-282110, respectively). In accordance with the instructional note of Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Registrant with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

●	our Annual Report on Form 20-F for the fiscal year ended March 31, 2025, filed with the SEC on August 14, 2025 (the “Form 20-F”); and

●	the (i) Registration Statement on Form 8-A, filed with the SEC on June 13, 2022, including any amendments or reports filed for the purpose of updating such description, and (ii) the Description of Share Capital, filed as Exhibit 2.1 to the Form 20-F.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered or offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC. Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Memorandum and Articles of Association, as amended (the “Articles”), the BVI Business Companies Act, (R.E. 2020) as amended, the Insolvency Act, 2003 of the British Virgin Islands, as amended, and the common law of British Virgin Islands allow us to indemnify our officers and directors from certain liabilities. The Articles provide that we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of us; or (b) is or was, at the request of us, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

We will only indemnify the individual in question if the relevant indemnitee acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful.

The decision of our board of directors as to whether an indemnitee acted honestly and in good faith and with a view to our best interests and as to whether such indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his conduct was unlawful.

We may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of us, or who, at our request, is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not we have or would have had the power to indemnify the person against the liability as provided in the Articles.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Memorandum and Articles of Association of Lytus Technologies Holdings PTV. Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, filed with the SEC on April 1, 2021)
4.2	Amended and Restated Memorandum and Articles of Association of Lytus Technologies Holdings PTV. Ltd. (incorporated by reference to Exhibit 1.1 to the Registrant’s Report on Form 6-K, furnished to the SEC on May 27, 2025)
4.3	Extract of the Memorandum of Resolutions by the Directors (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1, filed with the SEC on April 1, 2021)
4.4	Resolutions by the Directors (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1, filed with the SEC on April 1, 2021)
4.5	Description of Share Capital (incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025, filed with the SEC on August 14, 2025)
5.1**	Opinion of McW Todman & Co.
10.1	Lytus Technologies Holdings PTV. Ltd. 2023 Employee Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8, filed with the SEC on November 22, 2023)
10.2	Amendment No. 1 to Lytus Technologies Holdings PTV. Ltd. 2023 Employee Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on September 13, 2024)
10.3*	Amendment No. 2 to Lytus Technologies Holdings PTV. Ltd. 2023 Employee Incentive Plan
23.1*	Consent of Shah Teelani & Associates
23.2**	Consent of McW Todman & Co. (included in Exhibit 5.1)
24.1*	Power of Attorney (set forth on the signature page of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida,  United States, on October 7, 2025.

Lytus Technologies Holdings PTV. Ltd.

By:	/s/ Dharmesh Pandya
Dharmesh Pandya
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dharmesh Pandya and Shreyas Shah and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dharmesh Pandya	Chief Executive Officer and Director	October 7, 2025
Dharmesh Pandya	(Principal Executive Officer)

/s/ Shreyas Shah	Chief Financial Officer and Director	October 7, 2025
Shreyas Shah	(Principal Accounting and Financial Officer)

/s/ Rajeev Kheror	Director	October 7, 2025
Rajeev Kheror

/s/ Parvez Master	Director	October 7, 2025
Parvez Master

/s/ Robert M. Damante	Director	October 7, 2025
Robert M. Damante

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Lytus Technologies Holdings PTV. Ltd., has signed this Registration Statement on October 7, 2025.

By:	/s/ Dharmesh Pandya
	Name:	Dharmesh Pandya
	Title:	Chief Executive Officer

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